UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2016

CELLDEX THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15006	13-3191702
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Perryville III Building, 53 Frontage Road, Suite 220,
Hampton, New Jersey	08827
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 200-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On December 14, 2016, upon the recommendation of the Nominating and Corporate Governance Committee of Celldex Therapeutics, Inc. (the “Company” or “Celldex”) and in accordance with the terms of that certain Agreement and Plan of Merger, dated as of November 1, 2016, (“Merger Agreement”) by and among Kolltan Pharmaceuticals, Inc. (“Kolltan”), the Company, Connemara Merger Sub 1 Inc. and Connemara Merger Sub 2 LLC, Celldex appointed Gerald McMahon, Ph.D., age 62, effective immediately, to fill the vacant director position created by the resignation of Richard A. van den Broek. Dr. McMahon will hold this position until the next annual meeting of the Company’s shareholders or until his successor is elected and qualified, subject to his earlier resignation or removal.

Prior to Celldex’s acquisition of Kolltan, Dr. McMahon served as President and Chief Executive Officer and a member of the board of directors of Kolltan, a private clinical-stage biopharmaceutical company focused on the discovery and development of novel antibody-based drugs targeting receptor tyrosine kinases, or RTKs, for the treatment of cancer and other diseases with significant unmet need. Prior to joining Kolltan, Dr. McMahon served as Senior Vice President of Oncology at MedImmune LLC, a wholly owned subsidiary of the healthcare company AstraZeneca AB, or AstraZeneca, from October 2010 to May 2012. From 2006 to 2008, Dr. McMahon served as the Chairman and Chief Executive Officer of the pharmaceutical company NeoRx Corp. From 2008 to 2011, Dr. McMahon served as the Chairman and Chief Executive Officer of Poniard Pharmaceuticals, Inc. Previously, Dr. McMahon served as a business executive in the healthcare and biotechnology industries at companies such as Pfizer Inc., Pharmacia Corporation, and Sandoz, Inc. Dr. McMahon also previously served as President of Sugen Inc., a pharmaceutical company. Dr. McMahon holds a B.S. in biology and a Ph.D. in biochemistry from Rensselaer Polytechnic Institute. In addition, Dr. McMahon has served as a member of the board of directors of Mateon Therapeutics, Inc. (NASDAQ: MATN), formerly known as OXiGENE, Inc. since September 2011.

Dr. McMahon will participate in the Company’s standard non-employee director compensation plan, including an initial option grant to purchase 8,000 shares of the Company’s common stock upon joining the Board, an annual cash retainer fee of $45,000, an annual award of 10,000 shares of the Company’s restricted stock and an annual stock option grant to purchase 15,000 shares of the Company’s common stock.

Pursuant to the terms of the Merger Agreement, Celldex is obligated to issue Dr. McMahon up to 267,356 shares in lieu of certain cash severance obligations and cash severance payments of $228,800.  Such share and cash amounts are subject to withholding.  The shares will be issued to Dr. McMahon in 24 equal monthly installments, commencing in the first quarter of 2017.  Furthermore, under the terms of the Merger Agreement, Celldex agreed to file with the Securities Exchange Commission, a registration statement covering the resale of the shares of Celldex common stock issued pursuant to the terms of the Merger Agreement, including the shares issued to Dr. McMahon in lieu of cash severance obligations.

Departure of Director

On December 14, 2016, Richard A. van den Broek resigned from the Board, effective immediately, due to increasing responsibilities in other endeavors. Mr. van den Broek indicated that his resignation was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Item 7.01. Regulation FD Disclosure.

On December 14, 2016, the Company issued a press release announcing the resignation of Richard A. van den Broek from the Board and the appointment of Gerald McMahon, Ph.D. to fill the vacant director position created by Mr. van den Broek’s resignation. A copy of the press release is furnished as Exhibit 99.1 hereto. In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits
99.1	Press Release dated December 14, 2016

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLDEX THERAPEUTICS, INC.

By:	/s/ Avery W. Catlin
Name: Avery W. Catlin
Title: Senior Vice President / Chief Financial Officer

Dated: December 14, 2016